UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

The Hillman Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10590 Hamilton Avenue

Cincinatti, Ohio 45231

(Address of principal executive offices)

Registrant’s telephone number, including area code: 513-851-4900

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 12, 2010, The Hillman Group, Inc. (the “Issuer”), a subsidiary of The Hillman Companies, Inc. (the “Company”) issued a press release announcing the commencement of an offering of $150.0 million aggregate principal amount of its Senior Notes due 2018 (the “Notes Offering”). A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

In connection with the Notes Offering, the Company disclosed that on May 4, 2010, Hy-Ko Products, Inc. filed a complaint against the Issuer and Kaba Ilco Corp., a manufacturer of blank replacement keys, in the United States District Court for the Northern District of Ohio Eastern Division, alleging that the defendants engaged in violations of federal and state antitrust laws regarding their business practices relating to automatic key machines and replacement keys. Hy-Ko Products’ May 4, 2010 filing against the Issuer is based, in part, on the Company’s previously-filed claim against Hy-Ko Products alleging infringement of certain patents of the Company. The plaintiff is seeking unspecified monetary damages which would be trebled under the antitrust laws, interest and attorney’s fees as well as injunctive relief. Because the lawsuit is in a preliminary stage, it is not yet possible to assess the impact that the lawsuit will have on the Company or the Issuer. However, the Issuer believes that it has meritorious defenses and intends to defend the lawsuit vigorously.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit No.	Exhibit

99.1	Press Release, dated May 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE HILLMAN COMPANIES, INC.
(Registrant)

Date: May 12, 2010	By:	/s/ JAMES P. WATERS
	Name:	James P. Waters
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release, dated May 12, 2010